EXHIBIT 10.1

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

That certain Executive Employment Agreement dated July 26, 2021, by and between Lee Ann Gliha, (“Executive”) and Nexstar Media Group, Inc. (the “Company”) is hereby amended effective January 1, 2024, as follows:

1. Paragraph 1 is amended to read as follows:

“1. Position and Duties. Subject to the terms and conditions of this Agreement, during the term of this Agreement, the Company will employ Executive and Executive will serve as Executive Vice President & Chief Financial Officer of the Company. In such position, Executive will perform such duties as shall be reasonably assigned to her from time to time by the Company’s Chief Executive Officer (the “CEO”), and/or its Board of Directors (the “Board”), which are commensurate and consistent with the duties of an Executive Vice President & Chief Financial Officer. Executive will devote her best efforts to her employment with the Company and will devote substantially all of her business time and attention to the performance of her duties under this Agreement; provided that the foregoing will not preclude Executive from devoting reasonable time to the supervision of her personal investments, civic and charitable affairs and serving on other boards, provided, that such activities do not materially interfere with the performance of Executive’s duties hereunder and, with respect to service on any board, the CEO has consented thereto.”

2. Paragraph 2 is amended to read as follows:

“2. Term of Employment. Unless terminated earlier as provided below, the Company’s employment of Executive under this Agreement will commence on January 1, 2024, and continue until December 31, 2026, (the “Term”), provided, however, that the Term will be automatically renewed and extended for successive one-year period(s) unless, at least ninety (90) days prior to the end of the Term or any subsequent renewal term, Executive or the Company gives written notice to the other party of the notifying party’s intent not to extend the Term or any renewal term.”

3. Paragraph 3(f) is amended to read as follows:

“3. Termination.

(f) Termination by Executive for Good Reason. Executive may terminate her employment hereunder at any time for Good Reason, such termination to be effective as of the date stated in a written notice of termination delivered by Executive to the Company (or such earlier date after the delivery of such notice as the Company may elect). For purposes of this Agreement, “Good Reason” shall mean any of the following (i) a material reduction in the job duties, responsibilities, authority, or position of Executive, provided, however, that following notice under Paragraph 2 by either party of their intent not to extend the Term or any renewal term, Company may, at its sole discretion, reduce Executive’s job duties, responsibilities, and/or authority and any such reduction shall not constitute “Good

Reason”, (ii) a material breach by the Company of a material provision of this Agreement, or (iii) any requirement that Executive relocate or maintain an office more than one hundred (100) miles from Irving, Texas. Executive must provide the Company with written notice of the existence of the change constituting Good Reason and allow the Company thirty (30) days to cure. A termination of Executive’s employment for Good Reason in accordance with this Paragraph 3(f) is intended to be treated as an involuntary separation from service for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).”

4. Paragraph 4(a) is amended to read as follows:

“4. Compensation.

(a) Base Salary. During the Term, and any subsequent renewal term, Executive will be entitled to receive an annual base salary (“Base Salary”) at the rate specified below:

Period Base Salary

From January 1, 2024, and thereafter $1,000,000.00

Executive will be eligible for annual merit increases at the discretion of the CEO. The Company shall pay to Executive her Base Salary ratably during each 12-month period under this Agreement on a basis consistent with other Company executives.”

5. Paragraph 4(b) is amended to read as follows:

“4. Compensation.

(b) Bonus Incentives. Executive will be eligible to receive annual incentive compensation (the “Bonus”). For fiscal year 2023, Executive’s Bonus will be fixed at $750,000.00. Beginning with fiscal year 2024, Executive will be eligible to receive a Bonus in an amount, if any, up to one hundred percent (100%) of Executive’s annual base salary in effect at the end of that fiscal year (or in excess of such amount, up to a maximum of one hundred fifty percent (150%) of Executive’s annual base salary in effect at the end of that fiscal year, as the CEO, with the approval of the Compensation Committee of the Board (the “Compensation Committee”), may determine is appropriate), prorated for any partial fiscal year during which Executive is employed by the Company pursuant to this Agreement, to be determined by the CEO, with the approval of the Compensation Committee, based on the following criteria:

• Fifty percent (50%) earned if Nexstar Media Inc. exceeds ninety percent (90%) of budgeted Net Revenue or EBITDA for the fiscal year.

• Fifty percent (50%) earned at the discretion of the CEO and/or Compensation Committee.

Subject to the approval of the CEO and the Compensation Committee, the Company shall pay Executive a single sum cash amount equal to the Bonus, if any, earned in accordance with this Paragraph 4(b) within thirty (30) days after the independent certified public accountants regularly employed by the Company have made available to the Company the

Company’s audited financial statements for the appropriate fiscal year. Executive will be eligible to receive payment of her Bonus, if any, provided Executive is employed on the date of payment, except that the Executive will be eligible to receive a “Prorated Bonus” payment for the year in which the Executive terminates employment under the circumstances described in Paragraph 6. Any Prorated Bonus shall be determined by multiplying (i) the actual Bonus the Executive would have been due for the full year based on actual results for such year had the Executive remained employed through the payment date by (i) a fraction, the numerator of which is the number of days between (and inclusive of) the first day of the applicable bonus program year and the date of the Executive’s termination of employment, and the denominator of which is the total number of days in the applicable bonus program year), such Prorated Bonus to be payable at the same time bonuses under the annual incentive plan are paid to other senior executives of the Company (and in all events no later than March 31 of the calendar year following the calendar year in which the Executive incurs a termination of employment).

6. Paragraph 4(c) is amended to read as follows:

“4. Compensation.

(c) Equity Incentives. Executive shall be eligible to participate in the Company’s equity compensation program on a basis consistent with the other Company executives.

(i) Executive was granted ten thousand (10,000) restricted stock units (the “Initial Equity Grant”) within fifteen (15) days of commencement of employment with the Company. The Initial Equity Grant will be subject to a 4-year vesting period, with fifty percent (50%) based on continued employment and fifty percent (50%) based on performance measured against whether the Company exceeds the midpoint for Total Shareholder Return ranking within its Peer Group as defined in the Company’s 2021 Proxy Statement.

(ii) Executive will be granted two thousand five hundred (2,500) restricted stock units (the “Subsequent Equity Grant”) on or before January 1, 2024. The Subsequent Equity Grant will be subject to a 3-year vesting period.”

7. Headings. The headings in the Paragraphs of this Amendment are inserted for convenience only and will not constitute a part of this Agreement.

8. Severability. The parties agree that if any provision of this Amendment is under any circumstances deemed invalid or inoperative, the Amendment will be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties will be construed and enforced accordingly.

9. Governing Law. This Amendment is governed by and construed in accordance with the internal law of the State of Delaware without giving effect to any choice of law or conflict provision or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

10. Amendment; Modification. This Amendment may not be amended, modified or supplemented other than in a writing signed by the parties hereto.

11. Entire Agreement. The Agreement as amended by this Amendment is hereby ratified in full and embodies the entire agreement between the parties hereto with respect to Executive’s employment with the Company, and there have been and are no other agreements, representations or warranties between the parties regarding such matters.

12. Counterparts. This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

/s/ Lee Ann Gliha
Lee Ann Gliha
Executive

NEXSTAR MEDIA GROUP, INC.

/s/ Perry A. Sook
Perry A. Sook
Chairman and Chief Executive Officer